Exhibit 23


           Consent of Independent Registered Public Accounting Firm


The Board of Directors
Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705 and No. 333-63544) on Form S-8 of Publix Super Markets, Inc. of our reports dated February 28, 2006, with respect to the consolidated balance sheets of Publix Super Markets, Inc. as of December 31, 2005 and
December 25, 2004, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Publix Super Markets, Inc.


KPMG LLP

February 28, 2006
Tampa, Florida
Certified Public Accountants